Exhibit 15.1

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA 70112

October 25, 2005

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-31584, 333-104564 and 333-114430) and in the related Prospectus, Forms S-4 (File Nos. 333-104563 and 333-114217) and in the related Prospectus, and Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535 and 333-115292) of Freeport-McMoRan Copper & Gold Inc. of our report dated October 25, 2005 relating to the unaudited condensed interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended September 30, 2005.

Very truly yours,

/s/Ernst & Young LLP